                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Under Rule 14a-12
                          Commission file number: 0-14315

                 AEGIS COMMUNICATIONS GROUP, INC.
      -----------------------------------------------------------------------
              (Exact name of registrant as specified in its charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                            ------------------------

                        AEGIS COMMUNICATIONS GROUP, INC.
                            2001 PROXY STATEMENT AND
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD WEDNESDAY, AUGUST 8, 2001

                            ------------------------

                            Your vote is important.
     Please take a moment to read the information and instructions inside.

Dear Stockholder,

    Please come to our annual stockholders' meeting on Wednesday, August 8, 2001. After we vote on this year's proposals, we will present a brief report on our recent financial results and our current operations. You will have the opportunity to ask questions and make comments. Enclosed with this proxy statement is our 2000 Annual Report.

    We hope to see you at the annual meeting.

                                          Sincerely,

                                          /s/ John R. Birk
     ---------------------------------------------------------------------------

                                          John R. Birk

                                          CHAIRMAN OF THE BOARD

Irving, Texas
July 20, 2001

                        AEGIS COMMUNICATIONS GROUP, INC.
                       7880 BENT BRANCH DRIVE, SUITE 150
                              IRVING, TEXAS 75063

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 8, 2001

                            ------------------------

    Your vote is important.

    Please vote early even if you plan to attend the meeting. See page 5 for instructions on voting by mail.

    We will hold this year's annual stockholders' meeting on Wednesday, August 8, 2001 at 10:30 a.m., local time, at the Plaza Hotel, Fifth Avenue at Central Park South, New York, New York 10019. At the meeting, we will ask you to consider and vote on:

    - the election of members of our Board of Directors

    - an amendment to the Company's Amended and Restated 1998 Stock Option Plan to increase the number of options available for grant under the Plan

    We will also discuss and take action on any other business that is properly brought before the meeting. If you were a stockholder on June 22, 2001, you are entitled to vote on the proposals to be considered at this year's meeting. We look forward to hearing from you.

                                          By order of the Board of Directors,

                                          /s/ Michael J. Graham
     ---------------------------------------------------------------------------
                                          Michael J. Graham
                                          EXECUTIVE VICE PRESIDENT--CORPORATE
                                          DEVELOPMENT & CHIEF FINANCIAL OFFICER
                                          CORPORATE SECRETARY

Irving, Texas
July 20, 2001

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS:

Why did I receive this proxy statement?.....................      3

I received more than one proxy statement. Why?..............      3

What will occur at the annual meeting?......................      3

How many votes are necessary to re-elect the nominees for
  director?.................................................      4

What if a nominee is unwilling or unable to stand for
  re-election?..............................................      4

How many votes are necessary to approve the proposed
  amendment to our Amended and Restated 1998 Stock Option
  Plan?.....................................................      4

How do I vote if I'm not planning to attend the annual
  meeting?..................................................      4

What if I want to change my vote?...........................      5

How do I raise an issue for discussion or vote at the annual
  meeting?..................................................      5

What if my shares are in a brokerage account and I don't
  vote?.....................................................      5

How much will this solicitation cost, and who is paying for
  it?.......................................................      5

Where can I find the voting results of the meeting?.........      6

MORE ABOUT THE PROPOSALS:

Proposal 1: Election of Directors...........................      7

Proposal 2: Increase in number of Options Available for
  Grant.....................................................      7

OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION:

Who are our Directors and Executive Officers?...............      9

How much stock do our directors, officers and principal
  stockholders own?.........................................     12

How do our Board and its Committees Work?...................     18

How are Directors paid?.....................................     20

How do we pay our executive officers?.......................     20

Certain Relationships and Related Transactions..............     27

Stock Price Performance Graph...............................     30

Other Matters and Annual Reports............................     30

Annual Reports..............................................     30

APPENDICES:

Aegis Communications Group, Inc. Audit Committee Charter....    A-1

                             QUESTIONS AND ANSWERS

WHY DID I RECEIVE THIS PROXY STATEMENT?

    On July 20, 2001, we began mailing this proxy statement to everyone who was a stockholder of Aegis Communications Group, Inc. ("Aegis") as of June 22, 2001. We prepare a proxy statement each year to let our stockholders know when and where we will hold our annual stockholders' meeting. More importantly, this proxy statement:

    - includes detailed information about the matters that will be discussed and voted on at the meeting, and

    - provides you with updated information about our company that you will need to consider in order to make an informed decision at the meeting.

I RECEIVED MORE THAN ONE PROXY STATEMENT. WHY?

    Your shares are probably registered differently or are in more than one account. Please vote each proxy that you received.

WHAT WILL OCCUR AT THE ANNUAL MEETING?

    First, we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be "present" at the meeting if the stockholder:

    - is present in person, or

    - is not present in person but has voted by proxy card prior to the meeting.

    Our classes of capital stock include common stock, one series of convertible preferred stock outstanding that is entitled to vote on an as-converted basis, and three series of non-voting convertible preferred stock. The following table indicates, as of June 30, 2001, the number of issued and outstanding shares of each class of capital stock and each class' associated voting power:

                                                     ISSUED AND    AS-CONVERTED
                                                     OUTSTANDING   VOTING POWER
                                                     -----------   ------------
Common Stock.......................................   52,171,168    52,171,168
Series B Preferred Stock...........................       29,778            --
Series D Preferred Stock...........................      103,701            --
Series E Preferred Stock...........................       59,052            --
Series F Preferred Stock...........................       46,750    54,632,366
                                                                   -----------
Total Eligible Votes...............................                106,803,534

    A majority of shares of common stock, including, for this purpose, the shares of common stock issuable upon conversion of the Series F Preferred Stock, must be represented at the meeting, and accordingly, the holders of at least 53,401,768 "votes" must be present to conduct the meeting. Our two largest shareholders hold a sufficient number of shares of common stock and Series F Preferred Stock to constitute a quorum and have informed us they intend to attend the meeting.

    If there are enough stockholders present at the meeting, we will vote on:

    - a proposal to elect John R. Birk, Herman M. Schwarz, Dean Anderson, Stanton D. Anderson, Henry L. Druker, Peter D. Fitzsimmons, Frederic V. Malek, Kevin Prokop, Hugh E. Sawyer, Paul G. Stern, David M. Wathen and Josh S. Weston as members of our Board of Directors.

    - a proposal to amend the Company's Amended and Restated 1998 Stock Option Plan to increase the number of options available for grant under the Plan.

    On each proposal, you are entitled to one vote for each share of Common Stock you own, and holders of Series F Preferred Stock are entitled to one vote for each share of Common Stock into which the Preferred F Stock may be converted, calculated as of June 30, 2001. The holders of Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are not entitled to vote on the matters to be considered at this meeting. Cumulative voting is not permitted. (With cumulative voting a stockholder may cast as many votes for directors as the stockholder has shares of stock multiplied by the number of directors to be elected. In this type of voting, the stockholder may cast all his votes for one or more but fewer than all the directors on the slate of nominees, thus promoting minority representation on the board.)

    Our Board of Directors has approved each of the proposals and is now soliciting your vote on the proposals. After each proposal has been voted on at the meeting we will discuss and take action on any other matter that is properly brought before the meeting. Finally, some of our officers will report on our recent financial results and our current operations.

THE MEMBERS OF THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE FOR EACH OF THE PROPOSALS.

HOW MANY VOTES ARE NECESSARY TO ELECT THE NOMINEES FOR DIRECTOR?

    The twelve nominees receiving the highest number of "yes" votes will be elected as directors. This number is called a "plurality."

WHAT IF A NOMINEE IS UNWILLING OR UNABLE TO STAND FOR ELECTION?

    Each of the persons nominated for election has agreed to stand for election. However, if unexpected events arise which cause either of them to be unable to stand for re-election, then either:

    - the Board of Directors can vote at the meeting to reduce the size of the Board of Directors, or

    - the Board of Directors may, during the meeting, nominate another person for director.

    It is important for you to understand that if our Board of Directors nominates someone at the meeting, then the person to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for the candidate of his or her choice.

    Our transfer agent, Computershare Investor Services, Inc., will count the votes and act as inspector of election.

HOW MANY VOTES ARE NECESSARY TO APPROVE THE PROPOSED AMENDMENT TO OUR AMENDED
  AND RESTATED 1998 STOCK OPTION PLAN?

    The holders of a majority of the shares having voting power present at the meeting (in person or by proxy) must vote for this proposal in order for it to pass. On this proposal you may vote "for," "against" or "abstain." If you abstain, your ballot will have the practical effect of a vote against the matter, because abstaining shares are counted as shares with voting power present at the meeting.

HOW DO I VOTE IF I'M NOT PLANNING TO ATTEND THE ANNUAL MEETING?

    If you do not plan on attending the annual meeting and would like to vote, you may mark your selections on the enclosed proxy card; date and sign the card; and return the card in the enclosed envelope.

    Please understand that voting by any means other than voting in person at the meeting has the effect of appointing John R. Birk, our Chairman of the Board, and Michael J. Graham, our Corporate Secretary, as your proxies. They will be required to vote on the proposal described in this proxy statement exactly as you have voted. However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Birk and Mr. Graham will be authorized to use their discretion to vote on such issues on your behalf.

    We encourage you to vote by mail now even if you plan to attend the meeting in person. You may change your vote in writing or orally at the meeting. Your vote by mail is completely confidential.

WHAT IF I WANT TO CHANGE MY VOTE?

    You can revoke your vote on a proposal any time before the meeting for any reason. To revoke your proxy before the meeting, write to our Corporate Secretary at 7880 Bent Branch Drive, Suite 150, Irving, Texas 75063. You may also come to the meeting and change your vote in writing or orally.

HOW DO I RAISE AN ISSUE FOR DISCUSSION OR VOTE AT THE ANNUAL MEETING?

    According to our Bylaws and federal securities laws, if a stockholder wished to present a proposal for consideration at our annual meeting, he or she must have sent written notice of the proposal by certified mail to our Corporate Secretary by no later than December 4, 2000. We did not receive notice of any stockholder proposals to be presented at this year's meeting.

    If you would like your proposal to be included in next year's proxy statement, you must submit it to our Corporate Secretary in writing by no later than December 4, 2001. We will include your proposal in our next annual proxy statement if it is a proposal that we would be required to include in our proxy statement pursuant to the rules of the Securities and Exchange Commission.

    You may write to our Corporate Secretary at our principal executive offices at 7880 Bent Branch Drive, Suite 150, Irving, Texas 75063. If a stockholder raises a matter at the meeting that requires a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf.

    According to our Bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy).

WHAT IF MY SHARES ARE IN A BROKERAGE ACCOUNT AND I DON'T VOTE?

    If your shares are in a brokerage account and you do not vote, your brokerage firm could:

    - vote your shares, if it is permitted by the New York Stock Exchange, or

    - leave your shares unvoted.

    Generally, New York Stock Exchange rules will permit your broker to vote your shares on our proposals regarding the election of directors and the amendment to the 1998 Stock Option Plan. Under applicable law, if a broker has not received voting instructions with respect to certain shares and gives a proxy for those shares, but does not vote the shares on a particular matter, those shares will be treated as not affecting the outcome of the vote with respect to that matter. Any stockholder that is present at the Meeting, either in person or by proxy, but who abstains from voting, will still be counted for purposes of determining whether a quorum exists. If you sign your proxy card, but do not specify how you want to vote on a proposal, then your shares will be voted FOR that proposal.

HOW MUCH WILL THIS SOLICITATION COST, AND WHO IS PAYING FOR IT?

    We have engaged Computershare, our transfer agent, to assist in the simple distribution of proxy materials, but we do not expect to pay any third parties to solicit proxies. We expect to pay Computershare a fee of approximately $5,000 and out-of-pocket expenses in return for distribution services. We will also pay all other costs associated with this proxy statement and any solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

    We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the third quarter of 2001. We will file that report with the Securities and Exchange Commission, and you can get a copy by contacting either our Investor Relations office at
(972) 830-1864 or via the Internet at WWW.AEGISCOMGROUP.COM, or the Securities and Exchange Commission at 800/SEC-0330 or WWW.SEC.GOV.

                            MORE ABOUT THE PROPOSALS

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    We will vote on the election of the members of the Board of Directors at the Annual Meeting. Currently, each director serves until the next annual meeting of the Company's stockholders and the director's successor is duly elected and qualified.

    The nominees for election to the Board are John R. Birk, Herman M. Schwarz, Dean Anderson, Stanton D. Anderson, Henry L. Druker, Peter D. Fitzsimmons, Frederic V. Malek, Kevin Prokop, Hugh E. Sawyer, Paul G. Stern, David M. Wathen and Josh S. Weston.

    For biographical and other information regarding the nominees who currently serve as directors, please see "Who are our Directors and Executive Officers."

    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

                                   PROPOSAL 2

   INCREASE IN THE NUMBER OF OPTIONS AVAILABLE FOR GRANT UNDER THE COMPANY'S
                  AMENDED AND RESTATED 1998 STOCK OPTION PLAN

BACKGROUND

    The Company's Amended and Restated 1998 Stock Option Plan (the "Plan") allows for grants of stock options (incentive or non-qualified) to key employees, consultants, officers, and directors of Aegis and the subsidiaries that it controls. The Plan was adopted as the ATC Communications Group, Inc. Stock Option Plan by our Board of Directors in April 1998 and approved by our stockholders at our 1998 annual meeting, and subsequently amended in May 2000 to increase the number of options available for grant under the Plan from 7,500,000 to 9,000,000 shares. The Plan has also since been renamed the Aegis Communications Group, Inc. 1998 Stock Option Plan. The Compensation Committee of our Board of Directors or the Board of Directors may amend or discontinue the Plan at any time subject to restrictions set forth in the Plan. Except in limited circumstances, no amendment or discontinuance may adversely affect any previously granted stock option award without the consent of the recipient of that award. Stockholder approval is required for some amendments, to the extent required by the Internal Revenue Code, applicable exchange rules and the Plan itself. Stockholder approval is required by the Plan if the number of shares issuable under the Plan is increased, the class of eligible employees is changed or the annual limits on the number of stock options granted to an executive officer is changed. The Board of Directors has already approved amending the Plan to increase the total number of shares available under the Plan. As required by the Plan, the Board of Directors is submitting this amendment to you, the stockholders, for approval.

REASONS FOR THE PROPOSAL

    We believe that granting stock options to our key employees, officers and directors is an effective way to:

    - attract and retain the best available personnel for positions of substantial responsibility, and

    - to provide incentives to such personnel to promote the success of our business.

    We have successfully used stock options to attract and retain directors, officers, consultants and key employees in the past and the Board of Directors has determined that it is in the best interest of Aegis to continue offering this incentive. As of July 16, 2001, options to purchase 7,641,667 shares of common stock had been granted and are outstanding under the plan after 2,750,000 options were canceled and returned to the option pool as a result of the resignation of Hugh
E. Sawyer, the Company's former President and Chief Executive Officer on
June 15, 2001. Currently, 1,358,333 shares remain available for issuance under the plan, net of 625,000 shares subject to options granted to Herman M. Schwarz, the Company's newly named President and Chief Executive Officer on July 13, 2001. Our Board of Directors believes that the number of shares of common stock reserved for issuance under the Plan should be increased from 9,000,000 shares to 12,000,000 shares to ensure that sufficient shares are available under the Plan to reward and motivate existing employees and to attract new employees in the future. The total number of shares available for issuance upon the exercise of options is increased on each January 1 by the same percentage that the total number of outstanding shares of common stock increased during the preceding year, if such percentage is positive. The annual limit on stock options granted to executive officers does not automatically increase. Shares subject to options that are canceled, terminated or forfeited become immediately available for re-issuance under the Plan.

ABOUT OUR STOCK OPTION PLAN

    The Plan is administered and generally interpreted by the Compensation Committee of our Board of Directors.

    In considering your vote, please remember that our officers and directors are eligible for grants and awards under the Plan.

    Each stock option granted under the Plan will be evidenced by a stock option agreement containing the terms and provisions approved by the Compensation Committee. The per share price of each stock option is determined by the Compensation Committee, but will in no event be less than the fair market value of our common stock at the time the stock option is granted. As of June 22, 2001, the closing sale price of the common stock as reported by the NASD's Electronic Bulletin Board was $0.50. Option exercise prices may be paid in cash or at our option, in shares of common stock or any other consideration we determine consistent with the Plan's purpose. The Compensation Committee may, but is not obligated to, make available to a Plan participant, on the terms the Compensation Committee specifies, financing for the purchase of shares upon the exercise of stock options.

    The Compensation Committee determines the period of time over which stock options will vest. Generally, if a participant dies or becomes disabled, all vested options may be exercised at any time within one year or the remaining term of the stock option, whichever is less. If the participant's employment is terminated for any other reason, he or she must exercise any vested options within three months following termination or the remaining term of the stock option, whichever is less. The Compensation Committee has the discretion to increase or lessen the time period following termination in which vested options must be exercised. The Board of Directors has discretion at the time of grant or at any time prior to or upon the occurrence of a change of control or potential change of control of Aegis, to provide in whole or in part for the accelerated exercisability of each option outstanding at the time of such change of control.

    Incentive stock options must comply with certain requirements imposed by the Internal Revenue Code, including that the exercise price may not be less than the fair market value of the price of our common stock on the grant date. Incentive stock options may not be exercisable after the expiration of ten years from the date of grant.

    OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE INCREASE IN THE NUMBER OF SHARES AVAILABLE UNDER OUR AMENDED AND RESTATED 1998 STOCK OPTION PLAN.

            OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION

WHO ARE OUR DIRECTORS AND EXECUTIVE OFFICERS?

    The following table sets forth the names and ages of all directors and executive officers of the Company as of July 16, 2001, as well as all positions and offices held by each person and his term in each position or office.

                                                POSITION WITH THE COMPANY
NAME                        AGE                       OR SUBSIDIARY                       SINCE
----                      --------   -----------------------------------------------  --------------
John R. Birk............     49      Chairman of the Board                                May 1999

                                                                                         July 2001
Herman M. Schwarz.......     38      President and Chief Executive Officer               July 2001
                                     Director

Thomas P. Franklin......     52      Executive Vice President--Administration         November 2000

Michael J. Graham.......     41      Executive Vice President--Corporate Development      May 2000
                                     and Chief Financial Officer

Richard M.                                                                               July 2001
  Interdonato...........     52      Executive Vice President--Business Development

Donald L. Jones.........     52      Executive Vice President--Client Development       March 2000

Angelo Macchia..........     60      Executive Vice President and Chief Information      July 2001
                                     Officer

Joseph Marinelli........     44      Executive Vice President--Operations                July 2001

Dean Anderson...........     36      Director                                         December 1999

Stanton D. Anderson.....     60      Director                                           March 2001

Edward Blank............     65      Advisory Director*                                  July 2001

Henry L. Druker.........     47      Director                                         December 1999

Peter D. Fitzsimmons....     44      Director                                         December 1999

Frederic V. Malek.......     64      Director                                            July 1998

Kevin J. Prokop.........     33      Director                                         December 1999

Hugh E. Sawyer..........     47      Director                                             May 2000

Paul G. Stern...........     62      Director                                            July 1998

David M. Wathen.........     48      Director                                             May 2000

Josh S. Weston..........     72      Director                                         December 2000

------------------------

*   NON-VOTING DIRECTOR

    JOHN R. BIRK has served as the Company's Chairman of the Board since
May 1999, and served as interim President and Chief Executive Officer from June 18, 2001 until Herman M. Schwarz' election on July 16, 2001. Since February 1996, Mr. Birk has been an operating executive with Evercore
Partners, Inc., which, in addition to making private equity investments, provides merger, acquisition and strategic restructuring advice to Fortune 500 companies. In 1995, Mr. Birk served as President of Ideon Group, Inc. following Ideon's acquisition of Wright Express Corp., where he was President, CEO and a director from 1992 through 1995. From 1988 to 1992, Mr. Birk was President, COO and a director of ADVO, Inc., a publicly-traded direct mail and marketing services company. Prior to that, he served in a variety of senior executive positions with Sprint, Inc. including Group President--Western Group, President--US Sprint Northeast Division, and President of US Telecom Communications Services Co. Mr. Birk also has held executive and management positions with MCI, the Pepsi Cola Company and Procter & Gamble. Mr. Birk is a past Chairman of National Leisure Group, Inc. and Wright Express Corp. He currently serves on the boards of Specialty Products & Insulation Co., T. O. Richardson Mutual Funds, and Convergent Label Technology, Inc.

    HERMAN M. SCHWARZ was named President and Chief Executive Officer on
July 16, 2001, having served as President of our Elrick and Lavidge Marketing Research Division since November 2000. From 1992 to 2000, Mr. Schwarz held several senior management positions with National Service Industries, including President of Selig Industries, a $32 million specialty chemical company, and Senior Vice President responsible for sales and marketing for National Linen Service, both subsidiaries of National Service Industries. Mr. Schwarz also served as Vice President--Healthcare and Vice President--Strategic Planning while with National Service Industries.

    THOMAS P. FRANKLIN was named Executive Vice President--Administration in November of 2000. From 1996 to 2000, Mr. Franklin served as Vice President--Employee Relations/Labor & Employment Counsel with National Linen Service. From 1994 to 1996, Mr. Franklin was Associate General Counsel, Human Resources for Central Health Services, Inc. Prior to this role, Mr. Franklin held senior human resources and counsel positions with Wells Fargo Armored Service Corp., Russell Stover Candies, and Shughart, Thomson & Kilroy P.C.

    MICHAEL J. GRAHAM joined Aegis as Executive Vice President and Chief Financial Officer in May of 2000. Mr. Graham's role was subsequently expanded to include responsibility for Corporate Development in July 2001. From 1997 to
May 2000, Mr. Graham served as Vice President and Chief Financial Officer of Club Sports International. From 1996 to 1997, he was Vice President and Chief Financial Officer for Sunbeam Outdoor Products, a division of Sunbeam Corporation. Prior to joining the Sunbeam Corporation, Mr. Graham served in several senior finance positions with the Quaker Oats Company from 1989 to 1996.

    RICHARD M. INTERDONATO was named Executive Vice President--Business Development on July 2, 2001. Mr. Interdonato served as our Executive Vice President and Chief Operating Officer--Teleservices, from March 1999 to
July 2001. From 1996 through 1998, Mr. Interdonato was Principal of RMI Associates, Inc., which provided management consulting services, including strategic planning, product development and the expansion of business opportunities, to companies including American Express, Fidelity Investments and Credentials International. From 1994 to 1996, Mr. Interdonato was Executive Vice President of Operations for Safecard Services, Inc. From 1973 through 1992, he held a variety of positions of increasing responsibility with American Express Company, including a position in which he lead the development of systems and operational structure to support the launch of the Optima Card in the U.S., as well as the Gold Card in Tokyo, Japan.

    DONALD L. JONES was named Executive Vice President--Client Development in March of 2000. From 1996 to 2000, Mr. Jones served as Vice President for Cap Gemini America, Inc., a provider of information technology and management consulting services. From 1994 to 1996, Mr. Jones served as Vice President of Business Development for Transaction Strategies, Inc. From 1979 to 1994,
Mr. Jones served in a variety of management roles with Digital Equipment Corporation, including U.S. Sales Manager for Small and Mid-Sized Enterprises and Director of Sales for the Americas' Components Products Group.

    ANGELO MACCHIA was promoted to Executive Vice President and Chief Information Officer in July 2001. In this role, Mr. Macchia is responsible for directing the Company's client service center information systems as well as managing the applications development, telecommunications and business requirements organizations. He joined the Company in February 2000 as Senior Vice President and Chief Technology Officer. Mr. Macchia served as Managing Partner of Guardian Technology and Consulting from 1997 to 2000, where he applied leading-edge technology to help Fortune 500 clients resolve business issues. He also served as a Managing Director of MCI Systemhouse from 1994 to 1997. Prior to joining MCI Systemhouse, Mr. Macchia was Chief Information Officer of FMC Corporation's Defense Division and FMC Europe, and held management positions with General Electric Corporation.

    JOSEPH MARINELLI was promoted to Executive Vice President--Operations in July 2001. He joined the Company in August 2000 as Senior Vice President--Operations. From 1998 to 2000, Mr. Marinelli served as Senior Vice President Field Operations for National Linen Service. Prior to joining National Linen Service, Mr. Marinelli held several senior management level positions at Loomis, Fargo & Company/Wells Fargo Armored Service Corporation from 1985 to 1998, including Senior Vice President/ Business Unit Manager--Northern Region, Vice President/General Manager--Northern Region and Assistant Vice President--Operations.

    DEAN ANDERSON has been a Managing Director of Questor Management Company, LLC ("Questor Management") since January 2001. Questor Management manages Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P. and Questor Side-by-Side Partners II 3(c)(1), L.P. (collectively the "Questor Funds"), which hold all of the Company's outstanding shares of Series F Convertible Preferred Stock. From January 1998 through December 2000,
Mr. Anderson served as a Vice President of Questor Management and was an Associate of Questor Management from December 1995 to December 1997.

    EDWARD BLANK, former Vice Chairman and founder of IQI, Inc. is one of the pioneers of the telemarketing industry. He founded IQI's predecessor company in 1968, and, under his direction, IQI grew to be one of the largest telemarketers in the U.S. Prior to establishing IQI, Mr. Blank was associated with Litton Industries, Benton & Bowles Advertising and NBC in senior marketing research capacities. Mr. Blank became a non-voting advisory Director on July 16, 2001.

    STANTON D. ANDERSON is a partner in the Federal Regulatory Group in McDermott, Will, & Emery's Washington D.C. office, and has been with the firm since February 1995. Mr. Anderson represents a number of international clients as well as a number of start-up, high-tech Internet companies for the firm. He is also Chairman of the board of directors of Global USA, Inc, a member of the board of directors of CB Richard Ellis, Inc. and of The Center for International Private Enterprise, legal counsel to Jobs for America's Graduates, and serves as a member of the Board of Advisors of Westmont College.

    HENRY L. DRUKER has been a Principal of Questor Management since
January 1999. Mr. Druker was a Managing Director of Questor Management from 1995 to January 1999. Prior to joining Questor Management, Mr. Druker was a Principal with Jay Alix & Associates, a turnaround and crisis management firm, from 1992 to 1995. Previously, he held positions as an Associate in corporate finance at Goldman, Sachs & Co., a Managing Director and head of the leveraged buyout group at L.F. Rothschild, Inc. and a Partner in the New York office of Toronto-based merchant bank Gordon Capital.

    PETER D. FITZSIMMONS has been a Principal of Jay Alix & Associates since November 1997. Prior to joining Jay Alix & Associates as a Senior Associate in November 1995, Mr. Fitzsimmons was a Senior Manager with Ernst & Young, LLP's Restructuring Consulting Group from August 1990 through October 1995.

    FREDERIC V. MALEK has been a Director since July 1998. Mr. Malek founded Thayer Capital Partners in 1991 and co-founded Thayer Equity Investors III, L.P. ("Thayer Equity") in 1995. From 1989 to 1991, Mr. Malek was President and then Vice-Chairman of Northwest Airlines. Prior to that time, Mr. Malek served as President of Marriott Hotels and Resorts from 1980 to 1988. Mr. Malek currently serves as a director of American Management Systems, Inc., Automatic Data Processing Corp., CB Richard Ellis Services, Inc., FPL Group, Inc., Global Vacation Group, Inc., HCR Manor Care, Inc., Northwest Airlines Corp., and various PaineWebber mutual funds.

    KEVIN J. PROKOP has been a Vice President of Questor Management since January 2001. He served as an Associate of Questor Management between
January 1999 and December 2000. Prior to joining Questor Management, Mr. Prokop was an Associate with Jay Alix & Associates from December 1997 through
December 1998. From August 1995 to December 1997, he was an Associate and Engagement Manager at McKinsey & Company. Previously he was an Associate at Kleinwort Benson, Ltd.

and First Chicago-NBD Capital Markets, where he worked on buyouts and middle market mergers and acquisitions.

    HUGH E. SAWYER served as President and Chief Executive Officer of the Company from April 17, 2000 until June 15, 2001, and was elected to the Board of Directors in May 2000. Mr. Sawyer was named President and Chief Executive Officer of Allied Holdings, Inc. on June 18, 2001, having previously served as President of Allied Automotive Group, Inc., a subsidiary of Allied Holdings, Inc from 1999 to April 2000. From 1996 to 1999 he served as President and Chief Executive Officer of National Linen Service, a subsidiary of National Service Industries, Inc. From 1995 to 1996, he was President of the Cunningham Group. From 1988 to 1995, Mr. Sawyer served as President and Chief Operating Officer of Wells Fargo Armored Services Corp., a subsidiary of Borg Warner.

    PAUL G. STERN has been a Director of the Company since July 1998 and served as Co-Chairman of our Board of Directors from that time through May 1999.
Dr. Stern is a founding partner of Arlington Capital Partners, which was established in 1999, and he co-founded Thayer Equity in 1995. Prior to that, Dr. Stern was a Special Limited Partner at Forstmann Little & Co. From 1989 until 1993, Dr. Stern served as the Chairman and CEO of Northern Telecom Ltd. Prior to that time, Dr. Stern served as President and Chief Operating Officer of Burroughs (later Unisys) Corporation, Corporate Vice President and later President of Commercial Electronics Operations at Rockwell International Corporation and Chairman and Chief Executive Officer of Braun AG in Germany.
Dr. Stern serves on the Boards of Dow Chemical Company and Whirlpool
Corporation.

    DAVID M. WATHEN has been a Principal of Questor Management since
January 2000. Prior to joining Questor Management, from October 1997 through December 1999, Mr. Wathen served as Senior Vice President and Group Executive of Eaton Corporation, where he had primary responsibility for Eaton's electrical business, comprised of Cutler-Hammer and the former Westinghouse electrical business. From April 1996 through October 1997, Mr. Wathen was President of AlliedSignal's Friction Materials Division, and from January 1992 through
April 1996, Mr. Wathen was president of several divisions of Emerson Electric. Mr. Wathen began his career at General Electric in 1978 and left GE to join Emerson Electric in 1990.

    JOSH S. WESTON retired as active Chairman of the Board for Automatic Data Processing, Inc. (ADP) and was named Honorary Chairman in 1998. In addition to his previous role as Chairman, Mr. Weston held various positions with ADP including Chief Operating Officer from 1977 to 1982 and Chief Executive Officer from 1982 to 1996. Mr. Weston serves on the Boards of Directors of ADP, Russ Berrie & Co., Inc., Gentiva Health Services and J. Crew and is also active on other pro bono and advisory boards.

    Each director serves until the next annual meeting of the Company's shareholders and until the director's successor is duly elected. Officers serve at the discretion of the Board of Directors. There is no family relationship among any of the above named officers and directors of the Company.

HOW MUCH STOCK DO OUR DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS
  OWN?

    Set forth below is information as of June 30, 2001 concerning:

    - each stockholder known by us to beneficially own more than 5% of each class of our voting securities;

    - each director and each named executive officer; and

    - all directors and executive officers as a group.

    We based the percentage of ownership in the table on the following number of shares of capital stock:

    - 52,171,168 shares of common stock (this number excludes 475,600 shares of unretired treasury stock held by the Company);

    - 103,701 shares of Series D Preferred Stock convertible into 5,185,056 shares of common stock;

    - 59,052 shares of Series E Preferred Stock convertible into 2,486,398 shares of common stock; and

    - 46,750 shares of Series F Preferred Stock convertible into 54,632,366 shares of common stock.

    We determine beneficial ownership based on the rules and regulations of the Securities and Exchange Commission. We consider all shares of common stock that can be issued under convertible securities, warrants or options currently or within 60 days to be outstanding for the purpose of computing the percentage ownership of the person holding those securities, but do not consider those securities to be outstanding for computing the percentage ownership of any other person. Each owner's percentage is calculated by dividing the number of shares beneficially held by that owner by the sum of 52,171,168 and the number of shares of common stock that owner has the right to acquire within 60 days.

                                      NUMBER OF
                                        SHARES      PERCENT    SERIES D    PERCENT    SERIES E    PERCENT    SERIES F    PERCENT
                                     BENEFICIALLY      OF      PREFERRED      OF      PREFERRED      OF      PREFERRED      OF
BENEFICIAL OWNER                        OWNED       CLASS(1)     STOCK     CLASS(1)     STOCK     CLASS(1)     STOCK     CLASS(1)
----------------                     ------------   --------   ---------   --------   ---------   --------   ---------   --------
Questor Partners Fund II, L.P. and
  its affiliates(2)(3).............   54,632,366      51.2%          --       0.0%         --        0.0%     46,750      100.0%
Dean Anderson(3)(4)(6).............   54,632,366      51.2%          --       0.0%         --        0.0%     46,750      100.0%
Henry L. Druker(3)(4)(6)...........   54,632,366      51.2%          --       0.0%         --        0.0%     46,750      100.0%
Peter D. Fitzsimmons(3)(4)(6)......   54,632,366      51.2%          --       0.0%         --        0.0%     46,750      100.0%
Kevin J. Prokop(3)(5)(6)...........   54,632,366      51.2%          --       0.0%         --        0.0%     46,750      100.0%
David M. Wathen(3)(5)(6)...........   54,632,366      51.2%          --       0.0%         --        0.0%     46,750      100.0%
Thayer Equity Investors III, L.P.
  and its affiliates(7)(8).........   34,825,819      51.3%     103,701     100.0%     44,076       74.6%         --        0.0%
Frederic V. Malek(6)(7)(8).........   34,825,819      51.3%     103,701     100.0%     44,076       74.6%         --        0.0%
Paul G. Stern(6)(7)(9).............   34,825,819      51.3%     103,701     100.0%     44,076       74.6%         --        0.0%
Edward Blank(6)(10)(11)............    4,400,951       8.3%          --       0.0%      8,475       14.4%         --        0.0%
ITC Service Company(12)............    3,140,421       6.0%          --       0.0%      6,501       11.0%         --        0.0%
William H. Scott, III(12)(13)......    3,140,421       6.0%          --       0.0%      6,501       11.0%         --        0.0%
Stanton D. Anderson(6)(14).........           --       0.0%          --       0.0%         --        0.0%         --        0.0%
Josh S. Weston(6)(15)..............           --       0.0%          --       0.0%         --        0.0%         --        0.0%
John R. Birk(6)(16)................      783,333       1.5%          --       0.0%         --        0.0%         --        0.0%
Richard Interdonato(17)............      310,000       0.6%          --       0.0%         --        0.0%         --        0.0%
Hugh E. Sawyer(18).................      695,400       1.3%          --       0.0%         --        0.0%         --        0.0%
Donald L. Jones(19)................      166,667       0.3%          --       0.0%         --        0.0%         --        0.0%
Michael J. Graham(20)..............      191,667       0.4%          --       0.0%         --        0.0%         --        0.0%
Thomas J. Flynn(21)................       83,334       0.2%          --       0.0%         --        0.0%         --        0.0%
Herman M. Schwarz (22).............       25,000       0.0%          --       0.0%         --        0.0%         --        0.0%
All executive officers and
  directors as a group (18
  persons)(23).....................   96,031,203      76.8%     103,701     100.0%     52,551       89.0%     46,750      100.0%

------------------------------

 (1) Reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission. Unless otherwise noted, the shareholders listed in the table have both sole voting power and sole dispositive power with respect to such shares, subject to community property laws where applicable and the information contained in the other footnotes to the table.

 (2) The address for Questor Partners Fund II, L.P. and its affiliates is 3411 Silverside Rd., Wilmington, Delaware 19810.

 (3) Includes 54,632,366 shares issuable upon conversion of redeemable convertible preferred stock held by Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P. and Questor Side-by-Side Partners II 3(c)(1), L.P. (collectively together with Questor Management Company, LLC, the manager of the foregoing private equity funds, "Questor"). Each of Messrs. Dean Anderson, Druker, Fitzsimmons, Prokop and Wathen are members of Questor or its affiliates and may be deemed to be the beneficial owner of its shares and those of its affiliates. Messrs. Druker, Wathen, Fitzsimmons, Anderson and Prokop disclaim such beneficial ownership.

 (4) The address for Messrs. Dean Anderson, Druker and Fitzsimmons is 9 West 57th Street 34th Floor, New York, New York 10019.

 (5) The address for Messrs. Prokop and Wathen is 4000 Town Center, Suite 530, Southfield, Michigan 48075.

 (6) Director. Effective July 16, 2001, Edward Blank is a non-voting advisory director.

 (7) The address for Thayer Equity Investors III, L.P. and its affiliates and Mr. Malek is 1445 Pennsylvania Ave., NW, Suite 350, Washington, DC 20004.

 (8) Includes (a) 18,906,369 shares owned by Thayer Equity,
     (b) 2,269,224 shares subject to warrants held by Thayer Equity and exercisable within 60 days, (c) 6,458,503 shares issuable upon conversion of convertible subordinated debt held by Thayer Equity,
     (d) 7,040,901 shares issuable upon conversion of convertible preferred stock held by Thayer Equity, and (e) 150,821 shares owned by TC Co-Investors, which may be deemed to be an affiliate of Thayer Equity. Each of Dr. Stern and Mr. Malek are members of the general partner of Thayer Equity, and may be deemed to be the beneficial owner of its shares and those of its affiliates. Dr. Stern and Mr. Malek disclaim such beneficial ownership.

 (9) The address for Dr. Stern is 600 New Hampshire Ave., NW, 6th Floor, Washington, DC 20037.

(10) The address for Mr. Blank is 7880 Bent Branch Drive, Suite 150, Irving, TX 75063.

(11) Includes (a) 2,939,671 shares owned by Ed Blank, (b) 330,403 shares subject to warrants held by Ed Blank and exercisable within 60 days,
    (c) 288,419 shares issuable upon conversion of convertible preferred stock held by Ed Blank, (d) 695,818 shares owned by the Edward Blank 1995 Grantor Retained Annuity Trust (the "Blank Trust"), (e) 78,238 shares subject to warrants exercisable within 60 days held by the Blank Trust, and
    (f) 68,403 shares issuable upon conversion of convertible preferred stock held by the Blank Trust. Mr. Blank is the trustee of the Blank Trust and therefore may be deemed to beneficially own its shares.

(12) The address for ITC Service Company and Mr. Scott is 1239 O.G. Skinner Drive, West Point, Georgia 31833.

(13) Includes (a) 2,788,208 shares owned by ITC Service Company ("ITC"), for which Mr. Scott serves as President, (b) 78,482 shares subject to warrants held by ITC and exercisable within 60 days, and (c) 273,731 shares issuable upon conversion of convertible preferred stock held by ITC. Mr. Scott disclaims any and all beneficial ownership associated with such shares owned by ITC.

(14) The address for Mr. Stanton D. Anderson is 600 13th Street Northwest, Washington, DC 20005.

(15) The address for Mr. Weston is One ADP Boulevard, Roseland, New Jersey
    07068.

(16) Includes 100,000 shares of Common Stock purchased from the Company (out of the Company's unretired treasury shares) at the closing price on May 27, 1999, $1.03125, and 683,333 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 1998 Plan and exercisable within 60 days.

(17) Includes 300,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 1998 Plan and exercisable within 60 days.

(18) Includes 195,400 shares of Common Stock owned by Hugh E. Sawyer, and 500,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 1998 plan and exercisable within 60 days.

(19) Includes 116,667 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 1998 plan and exercisable within 60 days.

(20) Includes 116,667 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 1998 plan and exercisable within 60 days.

(21) Subject to options exercisable within 60 days.

(22) Includes 12,500 shares of Common Stock purchased on June 22, 2001 and 12,500 shares of Common Stock purchased on June 25, 2001. On July 13, 2001 options to purchase 625,000 shares of Common Stock were granted to Herman M. Schwarz in connection with his election to President and Chief Executive Officer of the Company. None of the options vest until the first anniversary, and accordingly, Mr. Schwarz is not deemed to beneficially own any such shares until July 13, 2001.

(23) Includes beneficial ownership of 73,235,338 shares subject to warrants or options exercisable within 60 days and shares issuable upon conversion of convertible subordinated debt and convertible preferred stock as set forth in footnotes (3), (8), and (13) above.

STOCKHOLDERS AGREEMENT

    In the Questor transaction, the Questor Investors and a group of related investment funds we refer to as the Thayer Investors signed a Stockholder's Agreement. The Stockholders Agreement provides that the Thayer Investors and the Questor Investors must satisfy a "right of first offer" to the other prior to a transfer of its shares to a third party. The Stockholders Agreement also provides that the Questor Investors and the Thayer Investors will provide each other with certain "tag-along" rights in the event of a sale or transfer of shares to a third party. The Thayer Investors and the Questor Investors are required to use their best efforts to vote all of their shares to elect and continue in office twelve directors, six of whom are nominated by the Questor Investors and six of whom are nominated by Thayer.

    The Questor Investors have agreed that they will use their best efforts to cause their Board designees to abstain from voting on any Board action in connection with the optional redemption of the Preferred F Shares. Further, the Thayer Investors have agreed that they will use their best efforts to cause their Board designees to abstain from voting on any Board action in connection with the repayment of the Promissory Note by and among IQI, Blank and the Blank Trust dated April 16, 1998, in the original aggregate principal amount of $1.0 million, and the Promissory Note by and between IQI and Thayer Equity dated

April 16, 1998, in the original principal amount of $2.0 million, or the redemption or repurchase of any or all of either the Series D Preferred Stock or the Series E Preferred Stock. Additionally, each committee of the Board will be constituted so that the number of Questor Designees (as defined in the Stockholders Agreement) and Thayer Stockholder Designees (as defined in the Stockholders' Agreement) on any such committee is as nearly as possible in the same proportion as the number of Questor Designees and Thayer Stockholder Designees on the entire Board. The Stockholders Agreement and the Bylaws also provide that certain major decisions will require the affirmative vote of not less than three-fourths of the directors of the Board. Those decisions consist of the following:

     1. Issuing shares, including any indebtedness convertible into shares, or any other form of equity in the Company or any subsidiary of the Company other than a) granting options to directors or employees of the Company pursuant to any incentive or other benefit plan adopted by the Board,
        b) issuing shares of Common Stock pursuant to the exercise of such options and c) issuing shares of Common Stock or any security, including any debt convertible into shares of Common Stock, or any other form of equity in the Company, in one or more offerings, where the aggregate purchase price for all such issuances does not exceed $500,000.

     2. Adoption of any stock-based employee benefit plan by the Company.

     3. Incurring debt or entering into guarantees for borrowed money (excluding trade payables) in excess of $2,500,000 in a 12-month period, subject to certain exceptions.

     4. Selling, leasing, pledging or granting a security interest or encumbrance in all or substantially all of the Company's or any subsidiary of the Company's assets, except in connection with the incurrence of indebtedness for borrowed money that does not involve a major decision under 3 above.

     5. Acquiring (whether through an asset purchase, merger, equity purchase or otherwise) any assets (excluding acquisitions of raw materials and supplies in the ordinary course of business) having a value, individually or in the aggregate for any series of related transactions, in excess of $2,000,000.

     6. Selling or otherwise disposing of any assets (excluding sales or other dispositions of inventory in the ordinary course of business) having a value, individually or in the aggregate for any series of related transactions, in excess of $2,000,000.

     7. Amending the By-laws or the Certificate of Incorporation of the Company.

     8. Any Change of Control Transaction (as defined in the Stockholders Agreement).

     9. Executing or delivering any assignment for the benefit of creditors of the Company.

    10. Filing any voluntary petition in bankruptcy or receivership with respect to the Company.

    11. Taking any action while there is a vacancy on the Board, including without limitation the filling of such vacancy.

COMPLIANCE WITH SEC REPORTING REQUIREMENTS

    Under the securities laws of the United States, our directors, executive officers, and any persons holding more than 10% of our outstanding Common Stock (collectively, "insiders") are required to report their initial ownership of the Company's Common Stock and any subsequent changes in their ownership to the Securities and Exchange Commission ("SEC" or the "Commission"). The SEC's rules require insiders to provide us with copies of all Section 16(a) reports that the insiders file with the Commission. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file by those dates. Based solely upon our review of copies of Section 16(a) reports that we received from insiders for their 2000 transactions, we believe that our insiders have complied with all

Section 16(a) filing requirements applicable to them during 2000, except that Richard Interdonato, Executive Vice President--Business Development; Donald L. Jones, Executive Vice President--Client Development; Mark C. Monroe, Vice President & Controller; Hugh E. Sawyer, former President and Chief Executive Officer; and Herman M. Schwarz, now President and Chief Executive Officer, filed late Forms 3 with the SEC.

HOW DO OUR BOARD AND ITS COMMITTEES WORK?

BOARD COMMITTEES AND MEETINGS

    Our business is managed under the direction of our Board of Directors ("the Board"). Our Board meets during the fiscal year to review significant developments and to act on matters requiring Board approval. The Board held seven formal meetings, two of which were telephonic during the year ended December 31, 2000. Each of the current directors attended at least 75% of all meetings of the Board of Directors called during the time he served as a director and at least 75% of all meetings of each committee of the Board of Directors on which he served.

    Our Board has established an Audit Committee and a Compensation Committee to devote attention to specific subjects and to assist the Board in discharging its responsibilities. The functions of these committees are described below.

AUDIT COMMITTEE

    The Audit Committee is comprised of three directors, Josh S. Weston, Stanton D. Anderson and Peter D. Fitzsimmons, none of whom serve as officers of Aegis.

    The Board of Directors and the Audit Committee believe that Josh S. Weston and Stanton D. Anderson qualify as "independent directors" within the meaning of the term as defined in Rule 4200(a)(15) of the NASD's listing standards.

    The Audit Committee is empowered to:

       - recommend to the Board a firm of certified public accountants to conduct audits of our accounts and affairs;

       - review our accounting objectives and procedures and the findings and reports of the independent certified public accountants; and

       - make such reports and recommendations to our Board as it deems appropriate.

    The Audit Committee Charter is included at Appendix A.

    Following is a summary of PricewaterhouseCoopers LLP's (PwC) fees for the year ended December 31, 2000:

       - AUDIT FEES. PwC's fees for our 2000 annual audit were $178,000.

       - FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. PwC did not render any professional services to us in 2000 with respect to financial information systems design and implementation.

       - ALL OTHER FEES. PwC fees for all other services provided in 2000 were $9,690.

THE AUDIT COMMITTEE REPORT

    The Audit Committee met as a committee prior to or following each formal meeting of the Aegis Board during 2000. As a result of those meetings, the Audit Committee notes the following:

       - that it has reviewed and discussed the Company's audited annual financial statements dated December 31, 2000 with management,

       - that the committee has discussed with our independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed under SAS 61, including:

       - the auditor's responsibility under generally accepted auditing standards

       - significant accounting policies and unusual transactions

       - management judgements and accounting estimates

       - significant audit adjustments

       - disagreements with management (there were none)

       - consultation with other accountants

       - major issues discussed with management prior to retention

       - difficulties encountered in performing the audit

       - management advisory services (there were none)

       - fraud or illegal acts (there were none)

       - internal control structure deficiencies

       - interim financial statements, and

    - that the committee has received written disclosures and the letter from our auditors, PricewaterhouseCoopers LLP, required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the auditors the auditors' independence.

    - Based on the review and discussions reported above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K, for the last fiscal year for filing with the Commission.

    Submitted By the Audit Committee of the Board of Directors:

        Stanton D. Anderson
       Peter D. Fitzsimmons
       Josh S. Weston

COMPENSATION COMMITTEE

    The Compensation Committee is comprised of Dr. Paul G. Stern (Chairman), Frederic V. Malek, Henry L. Druker and Dean Anderson. The Compensation Committee is empowered to establish and revise the compensation paid to all executive officers of Aegis, and has complete authority to:

       - construe, interpret and administer the provisions of the Aegis stock option plans and the provisions of option agreements granted thereunder;

       - select the key employees, consultants and directors to whom awards are granted, the number of options, the number of shares of Aegis Common Stock with respect to each option, the exercise price of each option, the vesting and exercise period of each option, and such other terms and conditions of each option, if any, that are not inconsistent with the provisions of Aegis's stock option plans;

       - prescribe, amend and rescind rules and regulations pertaining to the Aegis stock option plans; and

       - make all other determinations necessary or advisable for their implementation and administration.

    The Compensation Committee met five times during 2000.

    The Aegis Board does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Aegis Board as a whole.

HOW ARE DIRECTORS PAID?

    We do not pay our directors fees for serving on the Board. Upon their initial election and as compensation for their service as a director, we grant each outside director non-qualified options to purchase 50,000 shares of Common Stock, which vest ratably over a three-year period. We reimburse our directors for expenses they incur attending Board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    Paul G. Stern, Frederic V. Malek, Dean Anderson and Henry L. Druker served on our Compensation Committee during the fiscal year ended December 31, 2000. None of these committee members is a current officer or employee of Aegis. No executive officers serve as a member of a board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

HOW DO WE PAY OUR EXECUTIVE OFFICERS?

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Our Compensation Committee oversees our compensation policy, approves salaries and annual bonuses for executive officers and administers our stock option plans. Our Compensation Committee is currently comprised of four non-employee directors.

COMPENSATION POLICY

    Our Compensation Committee's goals are:

       - to recruit, motivate, and retain qualified individuals who will enhance our stockholders' value, and

       - to recognize individual contributions and achievements while enabling individuals to share the risks and rewards of our overall performance.

    The Compensation Committee solicits input from our executive officers and evaluates compensation relative to competing businesses. Our key compensation components are competitive base salaries, annual cash performance bonuses and long-term equity incentives.

BASE SALARIES

    We target our executives' base salaries to those paid by competitive companies with similar growth and operations. The Compensation Committee also considers the executive's contribution to operating performance and profitability, the executive's role in developing and maintaining client relationships, and the executive's level and complexity of responsibility in determining annual base salaries and salary increases.

PERFORMANCE BONUSES

    Our Compensation Committee determines cash performance bonuses annually based on an executive's performance relative to predetermined individual performance goals. Additionally, the Compensation Committee considers our overall financial performance, including whether we achieved targets for revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") when it determines the extent to which performance bonuses will be paid. Bonus potential ranges from 0% to 150% of base salary, based on the executive's level of responsibilities.

LONG-TERM EQUITY INCENTIVES

    Our Compensation Committee believes that equity-based long-term compensation directly links executive interests to enhancing shareholder value. We generally offer stock options to induce executives to accept employment. Grants generally vest over time and are subject to forfeiture. Our Compensation Committee establishes the number of shares granted and the exercise price and vesting period of each grant. The stock options granted generally have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, thus rewarding the executive only if the Company's common stock price appreciates above the price on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Prior to his resignation in June 2001, our Compensation Committee set
Mr. Sawyer's annual base compensation at $375,000 per year, and believes this base salary is comparable to the base salary paid to the chief executive officers of companies of similar size and growth potential. Mr. Sawyer's employment agreement also entitled him to receive annual incentive bonus compensation based on predetermined performance goals that the Compensation Committee establishes each year. For 2000, Mr. Sawyer's bonus compensation consisted of a signing bonus of $250,000, which was paid in two installments of $125,000. Under the terms of his employment agreement, Mr. Sawyer is required to repay the second installment of $125,000 to the Company, and did repay the installment in July 2001. Mr. Sawyer also received an incentive bonus payment in March 2001 related to 2000 performance in the amount of $375,000 and a discretionary bonus of $125,000. Effective July 16, 2001, Herman M. Schwarz was elected as President and Chief Executive Officer. The Compensation Committee set Mr. Schwarz annual base salary at $300,000 per year.

    Submitted by the Compensation Committee of the Board of Directors:

        Paul G. Stern (Chairman)
       Frederic V. Malek
       Henry L. Druker
       Dean Anderson

SUMMARY COMPENSATION TABLE

    This table describes how we compensated our executive officers during the last three years. Bonus amounts are the dollar value of bonus earned (but not necessarily paid) in the year covered.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                     ANNUAL COMPENSATION                    COMPENSATION
                                       -----------------------------------------------         AWARDS
                                                                               OTHER        ------------
                                                                               ANNUAL        SECURITIES    ALL OTHER
                                        FISCAL                                COMPEN-        UNDERLYING     COMPEN-
NAME AND PRINCIPAL POSITION              YEAR     SALARY $      BONUS $       SATION $        OPTIONS      SATION $
---------------------------            --------   --------      --------      --------      ------------   ---------
STEPHEN A. MCNEELY...................    2000     350,000       100,000        12,000(1)                    14,513(2)
  Former Chief Executive Officer and     1999     350,000       225,000        26,119(1)                    15,236(2)
  President                              1998     325,000

HUGH E. SAWYER.......................    2000     264,600(3)    750,000(4)                                      --
  Former Chief Executive Officer and     1999          --                                                       --
  President                              1998          --                                                       --

RICHARD INTERDONATO..................    2000     268,558       275,000        85,000(6)                        --
  Executive Vice President--Business     1999     233,951(5)    125,000                                         --
  Development                            1998          --            --                                         --

MICHAEL J. GRAHAM....................    2000     142,789(7)    273,750(8)     87,391(9)                        --
  Executive Vice President--Corporate    1999          --            --                                         --
  Development and Chief Financial        1998          --            --                                         --
  Officer

THOMAS J. FLYNN......................    2000     200,962(10)    50,000        25,000(12)                       --
  Former President of Elrick &           1999     190,000        47,500                                         --
  Lavidge Marketing Research Division    1998      36,538(11)        --                                         --

DONALD L. JONES......................    2000     177,404(13)   205,630(14)                                     --
  Executive Vice President--Client       1999          --            --                                         --
  Development                            1998          --            --                                         --

--------------------------
 (1) Includes a $12,000 car allowance in 1999, and a $15,246 car allowance and $10,873 in relocation costs in 1998 paid by Aegis on Mr. McNeely's behalf. Mr. McNeely resigned from Aegis effective April 17, 2000.

 (2) Includes $14,513 in 1999 and $15,236 in 1998 paid for additional life insurance and long-term disability coverage and other perquisites paid to or on behalf of Mr. McNeely.

 (3) The amount indicated is the salary paid to Mr. Sawyer from the commencement of his employment with Aegis, on April 17, 2000 through December 31, 2000.

 (4) Includes $250,000 sign-on bonus, a $375,000 incentive bonus earned in 2000, and paid in March 2001, and a $125,000 discretionary bonus earned in 2000, and paid in March 2001. Mr. Sawyer is required to repay, and has repaid, the Company $125,000 of the sign-on bonus due to his resignation in June 2001.

 (5) The amount indicated is the salary paid to Mr. Interdonato from the commencement of his employment with Aegis, on March 9, 1999, through December 31, 1999.

 (6) Includes $85,000 in relocation costs paid by Aegis on Mr. Interdonato's behalf.

 (7) Mr. Graham joined Aegis as Executive Vice President and Chief Financial Officer on May 8, 2000. The amount indicated is the salary paid to Mr. Graham from the commencement of his employment with Aegis through December 31, 2000.

 (8) Includes $5,000 sign-on bonus, a $168,750 incentive bonus earned in 2000, and paid in March 2001, and a $100,000 discretionary bonus earned in 2000, and paid in March 2001.

 (9) Includes $87,391 in relocation costs paid by Aegis on Mr. Graham's behalf.

(10) Mr. Flynn executed a separation agreement with the Company on February 26, 2001, to be effective April 1, 2001.

(11) The amount indicated is the salary paid to Mr. Flynn from the commencement of his employment with Aegis, on October 21, 1998, through December 31, 1998.

(12) Includes $25,000 in relocation costs paid by Aegis on Mr. Flynn's behalf.

(13) The amount indicated is the salary paid to Mr. Jones from the commencement of his employment with Aegis, on March 13, 2000, through December 31, 2000.

(14) Includes $65,000 paid as a sign-on bonus and a $140,630 incentive bonus earned in 2000, and paid in March 2001.

STOCK OPTION PLANS

    On July 9, 1998 we completed the acquisition of IQI, Inc., a New York corporation ("IQI"). In November 1996, IQI had established its 1996 Incentive Stock Option Plan. The IQI Plan provided for the award of incentive stock options to directors, officers, key employees and members of Thayer's Advisory Board. The IQI Plan was administered by a compensation committee, as established by IQI's board of directors. IQI reserved 3,929,774 shares of common stock for issuance under the IQI Plan. The IQI Plan remains in place, although Aegis common shares are substituted for IQI shares upon exercise of options.

    Prior to the merger with IQI, our shareholders approved two stock option plans, which provided for the granting of options to purchase up to 5,000,000 shares of our common stock to key employees, officers and directors. When we completed the merger with IQI, options to purchase 4,447,000 shares of Common Stock granted pursuant to these two plans were outstanding.

    In September 1998, we adopted the Aegis Communications Group, Inc. 1998 Stock Option and Restricted Stock Plan, which currently allows us to grant options to purchase up to a maximum of 9,000,000 shares of Common Stock to key employees, officers and directors. These options are generally exercisable for 10 years from the date of the grant, subject to vesting schedules. We may grant options under this plan at any time prior to September 2008. Because we have the 1998 Plan, we do not intend to grant any future options to purchase shares of Common Stock pursuant to the IQI Plan or our two older Company Plans.

OPTION GRANTS AND HOLDINGS

2000 OPTION GRANTS

    We made the following grants of stock options to our "named executive officers" in 2000.

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                       NUMBER OF     % OF TOTAL                            ANNUAL RATES OF STOCK
                                       SECURITIES     OPTIONS                              PRICE APPRECIATION FOR
                                       UNDERLYING    GRANTED TO                              OPTION TERM(1)(2)
                                        OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   ----------------------
NAME                                    GRANTED     FISCAL YEAR     PRICE        DATE         5%          10%
----                                   ----------   ------------   --------   ----------   ---------   ----------
Hugh E. Sawyer(3)....................  3,000,000        46.9%        1.81      4/17/2010   (848,734)   1,864,901
                                         250,000         3.9%        0.87       12/12/10    112,887      248,077

Richard Interdonato..................    100,000         1.6%        1.94      2/24/2010    (41,291)      49,163
                                          50,000         0.8%        0.70       12/13/10     22,011       55,781

Michael J. Graham....................    350,000         5.5%        1.19       5/8/2010    296,141      718,262
                                         100,000         1.6%        0.70       12/13/10     44,023      111,562

Thomas J. Flynn(4)...................     50,000         0.8%        1.94       5/1/2001         --           --

Donald L. Jones......................    350,000         5.5%        1.56       3/7/2010    309,170      815,715
                                          50,000         0.8%        0.70       12/13/10     22,011       55,781

------------------------

(1) Potential realizable value is based on the assumption that the Company's Common Stock price appreciates at the annual rate shown (compounded annually) from the date of the grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise). Accordingly, there is no assurance that the value will be realized will be at or near the potential realizable value as calculated in this table.

(2) These options have a term of 10 years from the date of grant.

(3) With Mr. Sawyer's resignation on June 15, 2001, under the terms of his stock option agreements, unvested options to acquire 2,750,000 of these shares expired immediately in accordance their terms and reverted to the 1998 Stock Option Plan.

(4) Mr. Flynn entered into a separation agreement with the February 26, 2001, to be effective April 1, 2001.

2000 YEAR-END OPTION VALUES

    The following table sets forth certain information with respect to the shares underlying unexercised options held as of December 31, 2000, by our "named executive officers."

                                                  NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED           "IN-THE-MONEY" OPTIONS
                                             OPTIONS AS OF DECEMBER 31, 2000    AS OF DECEMBER 31, 2000(1)
                                             -------------------------------   ----------------------------
NAME                                          EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         --------------   --------------   ------------   -------------
Stephen A. McNeely.........................    1,121,936               --        $      --        $   --

Hugh E. Sawyer(2)..........................      500,000        2,750,000        $      --        $   --

Richard Interdonato........................      300,000          350,000        $      --        $4,845

Michael J. Graham..........................      116,667          333,333        $      --        $9,690

Thomas J. Flynn(3).........................       83,334           91,666        $      --        $   --

Donald L. Jones............................      116,667          283,333        $      --        $4,845

------------------------

(1) Based on the closing price per share of the Common Stock on December 29, 2000, as reported by the NASD's Electronic Over-the-Counter Bulletin Board, which was $0.7969, less the exercise price payable for such shares.

(2) Mr. Sawyer resigned from the Company effective June 15, 2001.

(3) Mr. Flynn entered into a separation agreement with the Company on February 26, 2001, to be effective April 1, 2001.

EMPLOYMENT AGREEMENTS

    JOHN R. BIRK entered into an employment agreement effective May 28, 1999, pursuant to which he serves as our Chairman of the Board. Under the employment agreement, Mr. Birk is entitled to receive annual compensation, which was $174,180 in 2000. Mr. Birk also received a discretionary bonus of $100,000 in 2001 related to 2000 performance. Mr. Birk's options vest immediately in the event of a change in control (as defined in the option agreement) of the Company and accelerate upon his removal as Chairman (as defined in his employment agreement).

    HUGH E. SAWYER entered into an employment agreement, effective April 17, 2000, pursuant to which he served as President and Chief Executive Officer of the company commencing on that date until his resignation effective June 15, 2001. Under the employment agreement, Mr. Sawyer was entitled to receive a minimum base salary, a signing bonus and an incentive bonus based upon certain financial performance targets of the Company. The employment agreement provided for the payment to Mr. Sawyer of up to twenty-four months' salary as severance compensation if the company terminated Mr. Sawyer's employment without cause or in certain other employment related events (as detailed in the employment agreement). Pursuant to the agreement, Mr. Sawyer purchased from the Company 160,400 shares of the Company's common stock at a price of $0.93 per share. In connection with the employment agreement, the Company also granted Mr. Sawyer two options to purchase up to 1,500,000 shares each, or 3,000,000 shares in the aggregate, at $1.812 per share. One option (the "time-based option) was designed to vest in three installments of 500,000 shares each on April 17, 2001, April 17, 2002, and April 17, 2003. The time-based option was designed to vest immediately in the event of a change in control of the Company or a termination of Mr. Sawyer's employment without cause (as each is defined in the option agreement). The other option (the "performance option") was designed to vest in increments of 333,333 shares depending on the percentage level of the internal rate of return that the Questor Investors recognized upon a liquidation event, and if such options had not otherwise vested by such date and Mr. Sawyer were still serving as President and Chief Executive Officer of the Company, the options would vest on October 17, 2009. The performance option would also vest immediately in the event of a termination without cause or in certain other employment related events (as detailed in the option agreement). Given
Mr. Sawyer's resignation on June 15, 2001, under the terms of his stock option agreements, unvested options to acquire 2,750,000 of these shares expired immediately, in accordance with their terms and reverted to the 1998 Stock Option Plan.

    RICHARD M. INTERDONATO entered into an employment agreement effective
March 9, 1999, pursuant to which he served as Chief Operating Officer of the Company, and now serves as Executive Vice President--Business Development. Under the employment agreement, Mr. Interdonato is entitled to receive an annual base salary of $250,000 and an incentive bonus based on certain financial performance targets of the Company. The employment agreement provides for the payment to Mr. Interdonato of one times his base annual compensation and prior year bonus if the Company terminates Mr. Interdonato's employment without cause (as defined in the employment agreement) or in the event that he is terminated after a change in control (as defined in the employment agreement) of the Company.
Mr. Interdonato's options vest immediately in the event of a change in control (as defined in the option agreement) of the Company.

    MICHAEL J. GRAHAM entered into an employment agreement effective May 8, 2000 pursuant to which he serves as Executive Vice President--Corporate Development and Chief Financial Officer for the company. Under the employment agreement, Mr. Graham receives a minimum annual base salary and an incentive bonus based upon certain financial performance targets of the Company. The employment agreement provides for the payment to Mr. Graham of one times his base annual compensation if the Company terminates Mr. Graham's employment without cause (as defined in the employment agreement) or in the event that he is terminated after a change in control (as defined in the employment agreement). Mr. Graham's options also vest immediately in the event of a change in control (as defined in the option agreement) of the company or in the event that he is terminated after a change in control (as defined in the option agreement).

    DONALD L. JONES entered into an employment agreement effective March 2, 2000 pursuant to which he serves as Executive Vice President, Sales and Marketing for the company. Under the employment agreement, Mr. Jones receives a minimum annual base salary and an incentive bonus based upon certain financial performance targets of the Company. The employment agreement provides for the payment to Mr. Jones of one times his base annual compensation if the Company terminates Mr. Jones employment without cause (as defined in the employment agreement) or in the event that he is terminated after a change in control (as defined in the employment agreement). Mr. Jones' options also vest immediately in the event of a change in control (as defined in the option agreement) of the company or in the event that he is terminated after a change in control (as defined in the option agreement).

SEPARATION AGREEMENTS

    STEPHEN A. MCNEELY entered into a separation agreement as of April 17, 2000 pursuant to which Mr. McNeely agreed to continue being employed by the Company as a Senior Consultant until the earlier of December 31, 2000, or Mr. McNeely's acceptance of employment with another employer. Mr. McNeely was entitled to receive his annual base salary payable in accordance with the Company's standard payroll practices through December 31, 2000. The Company also agreed to provide Mr. McNeely with continued health benefits and executive support through December 31, 2000. The Company also extended Mr. McNeely's stock option expiration date to March 31, 2001.

    THOMAS J. FLYNN entered into a separation agreement as of February 26, 2001 pursuant to which Mr. Flynn agreed to continue being employed by the Company through March 31, 2001. Mr. Flynn will be paid an amount equal to his current gross salary on a bi-weekly pay period, less lawful withholding for twelve months to a maximum gross payment of $200,000 commencing on the separation date. To the extent

Mr. Flynn is able to mitigate the amount of such severance compensation by earning compensation through other employment during the twelve months following termination, the Company's severance obligation will be reduced accordingly. The company will, however, pay Mr. Flynn a minimum of six month's salary as severance compensation.

    MATTHEW S. WALLER entered into an a separation agreement in September 1999, pursuant to which Mr. Waller agreed to continue working full-time for the Company as its Chief Financial Officer through December 31,1999, and resigned as a director effective as of the election of the new slate of directors at the Annual Meeting of Shareholders on December 10, 1999. From January 1, 2000 through March 31, 2000, Mr. Waller agreed to work part-time for the Company, with primary responsibility to complete the Company's 1999 audit. Mr. Waller is entitled to receive severance compensation equal to his annual base.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    As of December 31, 2000, Michael G. Santry, a former director of the Company, owed the Company approximately $2.2 million, including accrued interest, under a secured promissory note dated September 16, 1997. The note bears interest at an annual rate of 7% and is secured by 7,000 shares of our Common Stock, options to purchase 1,750,000 shares of our Common Stock held by Mr. Santry and other collateral. On May 26, 2000, under the terms of an amended and restated promissory note and an amended pledge agreement, the Company extended the term of the loan until March 31, 2001 and Mr. Santry agreed to pay accrued but unpaid interest on the loan for the period October 1, 1999 through September 30, 2000, pay rent on office space sub-leased from the Company, and make certain other payments to the Company. On July 1, 2000, October 1, 2000, January 1, 2001 and April 1, 2001, Mr. Santry defaulted on certain payment conditions of the amended and restated secured promissory note. As a result, the Company exercised its rights under the amended and restated secured promissory note to cancel the options to purchase 1,750,000 shares of our Common Stock held by Mr. Santry. Mr. Santry resigned as a director of the Company on August 9, 2000. Mr. Santry remains obligated under the promissory note, which remains secured by the collateral described above, less the cancelled options. Because Mr. Santry was an affiliate of the Company and the amount of the loan had been outstanding for more than one year, the balance of the note receivable was reclassified as a reduction to additional paid-in capital in shareholders' equity in the fourth quarter of 1999. On July 5, 2001, the Company filed suit in the District Court of Dallas County to recover the monies owed.

    Aegis provides services to certain clients, including its most significant client, who, directly or through affiliates, have non-controlling ownership interests in Thayer Equity. In addition, the Company provides services to certain clients, who, directly or through affiliates, have non-controlling ownership interests in Questor.

    In connection with the IQI merger, the Thayer Investors provided the Company with $6.8 million in subordinated indebtedness due August 31, 2003, bearing interest at a 12% annual rate as well as a guarantee for $2.0 million in bridge financing to assist in funding the Company's working capital needs. In connection with the guarantee, and for additional consideration of $110,000, the Company issued to Thayer warrants to purchase 1,100,000 shares of the Company's Common Stock at an exercise price of $1.96 (the "First Warrant").

    Prior to the IQI merger, on July 2, 1998, the Company received an additional financing commitment from Thayer and certain other shareholders of IQI. Under the commitment, the Thayer-led group agreed to lend the Company, at its election, up to an additional $4.0 million in subordinated indebtedness at any time within 90 days after the merger. As of October 23, 1998, the Company had drawn the full commitment amount of $4.0 million. In connection with this commitment and effective upon the merger, the Company issued the Thayer-led group additional warrants to purchase up to 350,000 shares of the Company's Common Stock at an exercise price of $2.375 per share and provided certain anti-dilution protection (the

"Second Warrant"). This indebtedness is convertible into the Company's Common Stock at a conversion price of $2.375 per share. This debt is in addition to, and on the same basic terms as, the subordinated debt that Thayer had previously loaned to the Company.

    On March 30, 1999, Thayer Equity provided the Company with approximately $5.7 million in additional subordinated indebtedness. Approximately one-half of the proceeds from this financing were used to pay down bank debt and the remainder for working capital purposes. The additional indebtedness is convertible into the Company's Common Stock at a conversion price of $1.15 per share. This debt is in addition to, and on the same basic terms as, the subordinated debt that Thayer Equity had previously loaned to the Company.

    In an effort to reduce debt and improve the Company's balance sheet, effective June 30, 1999, the Thayer-led group agreed to convert approximately $12.1 million of its subordinated debt into two new series of convertible preferred stock. The 77,300 shares of new Series D Preferred Stock ($.01 par value per share, $100 per share liquidation preference) are convertible into Company Common Stock at $2.00 per share, and the 44,018 shares of new Series E Preferred ($.01 par value per share, $100 per share liquidation preference) are convertible into Company Common Stock at $2.375 per share. Both series earn cumulative dividends (payable-in-kind in additional shares of the respective series of preferred stock) at the annual rate of 15%, and are non-voting except on specified matters. In consideration of the conversion of the subordinated debt into preferred stock, the Company issued the Thayer-led group warrants to purchase an additional 1,000,000 shares of Company Common Stock (the "Third Warrant") at $0.90625 per share, the closing price of such stock on the date the debt was converted into equity.

    Paul G. Stern and Frederic V. Malek, each directors of the Company, are partners in and/or advisors to Thayer Equity.

    Henry L. Druker, Peter D. Fitzsimmons, Dean Anderson, Kevin J. Prokop and David M. Wathen, each directors of the Company, are partners or affiliates of Questor.

    As previously noted, on December 10, 1999, we completed the sale of 46,750 shares of newly issued Series F Preferred Stock to the Questor Investors for $46,750,000 in cash. The Company used this money to repay outstanding bank debt and pay transaction expenses, including a $1.7 million transaction fee to Questor Management Company. The Series F Preferred Stock votes on an as-converted basis (approximately 1000 votes per share) and represents approximately 50% of our voting equity stock. In that transaction, the Questor Investors and the Thayer Investors signed a Stockholder's Agreement that we have described earlier in this Proxy Statement.

    In addition, we granted the Questor Investors certain registration rights with respect to the shares of Common Stock underlying the Series F Preferred Stock. We agreed that, upon written request from the holders of more than 50% of the Series F Preferred Stock, we would file and cause to become effective one registration on a form other than Form S-3 and up to three registrations on Form S-3 covering the Common Stock issued or issuable upon exercise or conversion of the Series F Preferred Stock held by the Questor Investors. The Questor Investors may require a "shelf" registration that would remain effective for at least one year. The Company further agreed to provide the Questor Investors with certain "incidental", or "piggyback" registration rights, subject to rights of the Company's underwriters to "cut back" the number of shares to be included in such registrations. At the same time the Company granted these rights to the Questor Investors, the Company also granted the same rights to the Thayer Investors. Previously, the Company had granted the Thayer Investors certain demand and piggyback registration rights, but with respect only to certain shares issued in the subordinated debt and warrant transactions described above. The new grant extends these rights to all shares of Common Stock held by the Thayer Investors, including shares issued in connection with the IQI merger.

    On March 1, 2001, the Company received an offer from an acquisition group made up of its principal shareholders for the purchase of all of the outstanding shares of Common Stock not already owned by the acquisition group at a price of $1.00 per share in cash. Questor and certain affiliated funds led the acquisition group and were expected to fund the transaction. The acquisition group included Thayer and certain affiliated funds and was expected to include certain other significant shareholders. It was also anticipated that Thayer and certain other significant shareholders would receive approximately $10 million of cash in exchange for certain of the Company's securities held by such shareholders. On June 6, 2001, following Mr. Sawyer's announcement of his resignation as President and Chief Executive Officer of the Company, the Company announced that the acquisition group made up of its principal stockholders, which on March 2, 2001 had announced an offer to purchase the Registrant's outstanding public shares, had informed the Company that the acquisition group had decided not to proceed with such purchase at this time. The acquisition group stated that it had decided that any further consideration of its offer would not be appropriate while management and the Board of Directors focus internally on assuring a smooth management transition.

                         STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return on our Common Stock over the five year period ended December 31, 2000 as compared with the cumulative total return of a broad equity market index, the Nasdaq Market Index, and a Peer Group Index. The Peer Group consists of ACI
Telecentrics, Inc., APAC Customer Services, Inc., Convergys Corp., ICT
Group, Inc., National TechTeam, Inc., RMH Teleservices, Inc., Sitel Corp., Sykes Enterprises, Inc., TeleTech Holdings, Inc., TeleSpectrum Worldwide, Inc. and West TeleServices Corp. We weighted the total shareholder return for each company in the Peer Group according to the company's stock market capitalization. This graph assumes an investment of $100 on December 31, 1994 in each of Aegis Common Stock, the Nasdaq Market Index and the Peer Group Index, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

6/30/1995 6/28/1996 6/30/1997 6/30/199812/31/199812/31/199912/29/2000
AEGIS COMMUNICATIONS G 100.00 552.63 202.63 110.53 34.21 40.79 33.68
Customer Selected Stoc 100.00 397.25 306.90 164.84 145.96 255.05 260.69
NASDAQ Market Index 100.00 125.88 151.64 201.01 235.51 415.37 261.08

                                                                  FISCAL YEAR ENDING
                                      --------------------------------------------------------------------------
COMPANY/INDEX/MARKET                  6/30/95    6/28/96    6/30/97    6/30/98    12/31/98   12/31/99   12/31/00
--------------------                  --------   --------   --------   --------   --------   --------   --------
Aegis Communications................   100.00     552.63     202.63     110.53      34.21      40.79      33.68
Peer Group Index....................   100.00     397.25     306.90     164.84     145.96     255.05     260.69
NASDAQ Market Index.................   100.00     125.88     151.64     201.01     235.51     415.37     261.08

OTHER MATTERS

    We know of no other matters, other than what we have described, that will be presented at the Annual Meeting. If, however, other matters or proposals are presented and properly come before the meeting for action, the proxy holders intend to vote all proxies in accordance with their best judgment.

ANNUAL REPORTS

    The Company's 2000 Annual Report to Stockholders, including the Company's Annual Report on Form 10-K (excluding exhibits), is being mailed together with this Proxy Statement. Such report should not be considered as part of the proxy materials.

    PLEASE DATE, SIGN AND RETURN THE PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. WE WOULD APPRECIATE THE PROMPT RETURN OF YOUR PROXY, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                          By order of the Board of Directors,

                                          /s/ Michael J. Graham
     ---------------------------------------------------------------------------
                                          Michael J. Graham
                                          EXECUTIVE VICE PRESIDENT--CORPORATE
                                          DEVELOPMENT & CHIEF FINANCIAL OFFICER
                                          CORPORATE SECRETARY

Irving, Texas
July 20, 2001

                                                                      APPENDIX A

                        AEGIS COMMUNICATIONS GROUP, INC.
                            AUDIT COMMITTEE CHARTER

    The Audit Committee of the Board of Directors (the "Board") of Aegis Communications Group, Inc. (the "Company") is appointed by the Board to assist the Board in monitoring: (1) the integrity of the financial statements and financial reporting practices of the Company, (2) the independence and performance of the Company's independent accountants, (3) the establishment and maintenance by management of processes to assure that an adequate system of internal control is functioning within the Company and (4) the establishment and maintenance by management of processes to assure the compliance by the Company with legal and regulatory requirements.

    No later than June 30, 2001, the members of the Audit Committee shall meet the independence and experience requirements for members of an audit committee as promulgated by the National Association of Securities Dealers, Inc. The members of the Audit Committee shall be appointed by the Board in accordance with the Company's By-laws.

    The Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

 1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

 2. Review with management and the independent accountants the Company's annual financial statements, including a discussion with the independent accountants of the matters required to be discussed by Statement of Auditing Standards No. 61, as amended from time to time ("SAS No. 61"), and by Statement of Auditing Standards No. 89, as amended from time to time.

 3. Review with management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings, including a discussion with the independent accountants of the matters required to be discussed by SAS
    No. 61. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

INDEPENDENT ACCOUNTANTS

 4. Review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor for approval by the Company's shareholders). The independent accountants are ultimately accountable to the Audit Committee and the entire Board for such auditors' review of the financial statements and controls of the Company. On an annual basis, the Audit Committee should review and discuss with the independent accountants all significant relationships such auditors have with the Company to determine the auditors' independence.

 5. Oversee independence of the Company's independent accounts by:

    a. receiving from the auditors, on a periodic basis, a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard 1;

    b. reviewing, and actively discussing with the Board, if necessary, and the auditors on a periodic basis, any disclosed relationships or services between the auditors and the Company or any other disclosed relationships or services that may impact the objectivity and independence of the auditors; and

    c. Recommending, if necessary, that the Board take certain action to satisfy itself of the auditors' independence.

FINANCIAL REPORTING PROCESS

 6. In conjunction with the independent accountants and management, review the integrity of the Company's financial reporting processes, both internal and external.

 7. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants or management.

 8. Establish regular systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgements made in management's preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of the work or access to required information.

LEGAL COMPLIANCE/GENERAL

 9. Review with the Company's counsel any legal matter that could have significant impact on the Company's financial statements.

 10. Report through its Chairperson to the Board following meetings of the Audit Committee.

 11. Obtain from the independent accountants assurance that such auditors will inform management concerning any information indicating that an illegal act has or may have occurred that could have a material effect on the Company's financial statements and that such auditors will convey such information to the Audit Committee.

                                  *    *    *

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's policies.

    Adopted by the Board of Directors on May 4, 2000.

                               [FRONT OF PROXY CARD]

            PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                             USING THE ENCLOSED ENVELOPE.


                            AEGIS COMMUNICATIONS GROUP, INC.

PROXY                                                                     PROXY

         BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AT
                                  THE PLAZA HOTEL
                        FIFTH AVENUE AT CENTRAL PARK SOUTH
                             NEW YORK, NEW YORK 10019

The undersigned stockholder of Aegis Communications Group, Inc. (the "Company") hereby appoints John R. Birk and Michael J. Graham, or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any postponement(s) or adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO PROPOSAL NOS. 1 OR 2, THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXY HOLDERS WILL USE THEIR DISCRETION WITH RESPECT TO OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

By executing this Proxy, you acknowledge receipt of the Company's Annual Report and Notice of Meeting and Proxy Statement, dated July 20, 2001.


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                         AEGIS COMMUNICATIONS GROUP, INC.

PLEASE MARK YOUR VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY     /X/


1.   ELECTION OF DIRECTORS.

         The nominees for the Aegis Board of Directors are John R. Birk,
         Herman M. Schwarz, Dean Anderson, Stanton D. Anderson, Henry L. Druker, Peter D. Fitzsimmons, Frederic V. Malek, Kevin J. Prokop, Hugh E. Sawyer, Paul G. Stern, David M. Wathen and Josh S. Weston.


     FOR         WITHHOLD      FOR ALL
     ALL           ALL         (EXCEPT NOMINEE(S) WRITTEN BELOW)
     / /1          / /2        / /3

     (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name here): _________________________________________


2. INCREASE IN THE NUMBER OF OPTIONS AVAILABLE TO BE GRANTED UNDER THE AMENDED AND RESTATED 1998 STOCK OPTION PLAN.

     FOR         AGAINST       ABSTAIN
     / /1          / /2          / /3


Dated:
      ----------------------------

Signature(s):
              -----------------------------------------------------------------

              -----------------------------------------------------------------
              Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     YOUR VOTE IS IMPORTANT!  PLEASE VOTE, SIGN, DATE AND MAIL TODAY.


I HEREBY REVOKE ANY PROXY OR PROXIES THAT I HAVE GIVEN BEFORE THIS DATE.

Dated:
      ----------------------------

Signature(s):
              -----------------------------------------------------------------

              -----------------------------------------------------------------
              Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT!  PLEASE VOTE, SIGN, DATE AND MAIL TODAY.